Exhibit 99.2

DSP Group, Inc.

Fourth Quarter and Full Year 2020 Financial Results Conference Call

Prepared Remarks of Ofer Elyakim, Chief Executive Officer and

Dror Levy, Chief Financial Officer

February 4, 2021

Tali Chen

Good morning, ladies and gentlemen. I am Tali Chen, CVP and Chief Business Officer at DSP Group. Welcome to our fourth quarter and full year 2020 earnings conference call. On today’s call, we also have with us Mr. Ofer Elyakim, Chief Executive Officer, and Mr. Dror Levy, Chief Financial Officer. Before we begin, I would like to remind you that during this conference call, we will be making forward-looking statements about our financial guidance for the first quarter of 2021, revenue growth in 2021, optimism about our engagement pipeline with strategic customers, optimism about DSP Group leveraging trends arising from the pandemic, including accelerated voice-centric products, Voice User Interfaces and increased voice communications, recovery of Unified Communications segment in 2021 to return to solid growth, optimism about ULE technology as a key wireless connectivity solution for the global smart home and security industries, and our ability to sustain long-term growth. We assume no obligation to update these forward-looking statements. For more information about the risks and factors that could affect the forward-looking statements made herein, please refer to the risk factors discussed in our 2019 Form 10-K and other SEC reports we have filed. Now I would like to turn the call over to Ofer Elyakim, our Chief Executive Officer. Ofer, the floor is yours.

Ofer Elyakim:

Thank you Tali. Good morning everyone and thanks for joining us today. I hope that you had the opportunity to read our press release, which we distributed earlier this morning. I would like to begin by reviewing our results for the fourth quarter and the full year, then commenting on the progression of our business plan, and finally providing context for our outlook. In a short while, Dror will provide you with detailed comments about our financial results for the fourth quarter, full year 2020 and outlook for the first quarter of 2021.

We are very pleased with our business performance and the momentum that lies ahead.

Our fourth quarter results exceeded our guidance on most financial metrics. Revenues of $31.9 million, came well ahead of our guidance range, and grew by 9% year-over-year and by 23% sequentially. These better than expected results are the outcome of improving demand across our diversified product offering. We are excited about the solid momentum surrounding our business and the pivotal role that our innovative technologies are playing in the newly emerging voice-centric marketplace, highlighted by the following trends:

1.	A surge in voice calls: the ongoing social distancing and global lockdown restrictions made voice communications essential and have led to a much increased usage of phones at home.

2.

Voice User Interface, or VUI, has evolved into a “must have feature.” Potential health hazards associated with “high-touch” surfaces have accelerated the adoption of voice as a user interface for a broad array of products and use cases.

3.	Collaboration and work from home: These two trends have become essential for preserving business continuity and productivity in the now “elastic” enterprise.

While industry-wide supply-chain constraints are curbing product deliveries, the above-mentioned voice-centric trends have fueled demand for cordless and SmartHome products, drove faster-than-expected recovery of our Unified Communications segment, and solid demand for SmartVoice products—following a record quarter. These achievements further drove record-high non-GAAP quarterly gross margins of 51.9%, which benefitted from a proportionally lower fixed cost portion, which offset the product mix.

From an annual perspective, we ended 2020 with revenues of approximately $114.5 million, vs. $117.6 million in 2019, representing a 3% decrease, primarily due to weaker and volatile demand for unified communications products as a result of a shift in enterprise IT spending from on-prem to WFH.

Nevertheless, DSP Group is a major beneficiary of the wide adoption of voice-centric technologies that thrived during the pandemic. The diversity of our products and technology portfolio proved invaluable this year as demonstrated by the strong performance of the cordless product line which greatly offset the weakness in Unified Communications segment.

Looking ahead, we are off to a solid start for the year on the heels of a robust design pipeline and a record number of new Tier 1 customer engagements across our IoAT businesses. We are leveraging our proven leadership position in Voice, EdgeAI and IoT, as demonstrated by the following major accomplishments:

1)	Positioning of ULE as a prime connectivity in the home security market.

2)	Establishing SmartVoice franchise as the market leading solution in key consumer categories.

3)	Proliferating our voice and video technologies in the evolving collaboration market.

These achievements coupled with the solid momentum positions us well for a successful 2021.

Now I’d like to provide you with more color on our performance in each of the product segments.

Starting with SmartVoice:

During the fourth quarter, we generated revenues of approximately $5 million from sales of SmartVoice solutions, reflecting a year-over year growth of 2%, while 30% down on a sequential basis following a record third quarter.

We are pleased with the performance of the SmartVoice segment in 2020, and despite a weaker first half mainly impacted by demand shortfall for certain applications due to shelter in place restrictions, demand for VUI-based products recovered nicely in the second half, ending the year with record revenues of $20.2 million, representing an increase of 4% vs. 2019.

This growth was driven by strong demand for devices incorporating VUI, underscoring a shift in consumer preference in favor of voice-based interfaces, a trend that accelerated during the year.

During the quarter, we continued to grow and strengthen our SmartVoice franchise by securing new design wins and commenced MP shipments ahead of new product launches by leading consumer electronics OEMs and established our leadership in key market segments including:

1.

Hearables: The WFH environment drove increased demand for hearable products such as True Wireless Stereo (TWS) and over-the-ear headphones. During 2020, we entered into this rapidly growing market through the acquisition of SoundChip and complemented our low-power DSP offering with best-in-class smart codecs with digital hybrid ANC. During this quarter, TaoTronics launched its TWS headset leveraging our solutions including always-on voice and voice AI

2.

Tablets: 2020 marked a record year for screen-based products driven by work-from-home and remote learning. DSP Group, as the leading vendor of voice activated screens, benefited from this growing demand. There are now more than 30 different voice-activated tablets powered by our SmartVoice technology. During the fourth quarter a major US retailer, Lenovo and other leading brands launched new tablet models based on our SmartVoice solution to enable VUI and Edge AI use cases.

3.	Lastly, a leading platform brand launched a commercial version of its smart wearable product leveraging our advanced SmartVoice Edge AI SoC.

These customer wins and the record number of new product launches illustrate the depth and diversity of our SmartVoice franchise as well as the strength of our customer relationships and our ability to continuously introduce new technologies and raise the bar on quality and performance, while simultaneously driving down power consumption.

During the quarter, we announced the availability of the DBM10 SoC – the newest member of our SmartVoice family. The DBM10 is a low-power edge AI/ML SoC with two processors: a highly efficient and LP DSP and a dedicated neural network inference processor. The SoC is a scalable solution based on an open platform architecture, with cost- and power-optimized design mind to simplify and shorten TTM of AI and ML products for mobile, wearables, hearables, and IoT applications.

We believe that our SoC expertise and signal-processing proficiency, combined with our on-going technology innovation in the areas of ANC, smart CODEC and AI/ML for voice devices, will ensure that our SmartVoice business will be a pivotal growth driver to our business at a time of rapid change and new product innovation and the introduction of exciting new applications.

Moving on to our Unified Communications segment

In the fourth quarter, we generated revenues of approximately $8.2 million, representing a year-over-year decrease of 17%, and a sequential increase of 218%, demonstrating a faster-than-expected rebound from a stalemate situation in the third quarter.

We ended the year with total revenues of $31.2 million, representing a year-over-year decrease of 18%. We are highly disappointed by these results and attribute the broad weakness and revenue decline to the fundamental change in the workplace environment during 2020, enforcing sharp IT budgets shifts from on- Prem to off-Prem. This trend created less demand for traditional Unified Communications end points that typically serve office desks, in favor of WFH devices, including headset, loudspeakers, cordless phones and more.

Nonetheless, we remain highly confident in the continued recovery of this segment as evidenced by better than expected demand in the fourth quarter driven by a robust recovery and product intake by large enterprises and government institutions for Unified Communications products.

Moreover, businesses around the globe are gradually returning to the office and adopting a hybrid model that supports on prem and remote work. This trend should stimulate budgets shifts towards renewed investments on office re-modelling and infrastructure to incorporate more technology and higher performance requirements to meet more elastic end-user expectations.

In addition, the pandemic has created new opportunities to support the significant digital transformation this market went through this year. Newer players as well as incumbents are in the process of defining and building new HW and SW designed to fit with the hybrid working model and our design wins and achievements this quarter reflect this trend:

●

A tier-one Unified Communications OEM selected our high end DVFxx solution for its next-generation video collaboration system. Leveraging DSP Group’s expertise to support high end voice and video in a device targeted for the hybrid work environment that enables high-quality communication and collaboration.

●	A leading US vendor of video collaboration equipment selected our best-in-class voice communication engine for a purpose built HW to serve the rising need for high quality collaboration systems.

●

And last, Yealink announced its new Microsoft Teams wireless DECT headset based on our technology. The rapid and largely successful shift to remote working in response to the coronavirus lockdown has raised the demand for such product categories as people look to sustain or improve productivity while enhancing the virtual collaborative experiences. Headsets have become a key tool for those trying to enhance collaboration and, according to some analysts, demand for such products grew by over 100% in 2020 amid the pandemic.

Looking forward, these developments, the improving demand pattern and our new business wins position us well for solid revenue growth in the Unified Communication segment this year— and beyond.

Turning to our SmartHome product line:

During the fourth quarter, we generated revenues of $4.8 million, posting a record quarter, with a year over year increase of 3% and 31% on a sequential basis.

Full-year SmartHome revenues of $16.8 million, grew by 3% year over year.

More importantly, 2020 was a breakthrough year for our SmartHome business. We successfully established our ULE technology as a key wireless connectivity solution for the global smart home and security industries. Furthermore, the surge in voice calls made from home drove more adoption of DECT/ULE in CPEs by leading telecommunication service providers, creating a much larger DECT/ULE install base.

During the quarter, we continued to grow and diversify our SmartHome ecosystem with leading global IoT vendors that recognize ULE’s unmatched characteristics for wireless indoor IoT, including superior range, interference-free spectrum and native support for two-way voice, such as:

●	A leading European SP chose our DECT/ULE solution for its next-generation Smart Security offering.

●	A US brand selected our DECT/ULE solution for its elderly care system that includes hub, pendant and additional assisted voice enabled devices.

●	Atlinks chose our DECT/ULE solution for its wireless Hi-Fi audio streaming system.

The momentum behind DECT/ULE technology is strong, and we expect our robust engagement pipeline with security and telecommunication service providers to fuel faster expansion of the DECT/ULE ecosystem with additional products by leading brands. The broad adoption by industry bellwethers will serve as an important pillar of our growth strategy in 2021 and beyond.

And now for an update on the cordless phone market:

During the fourth quarter, we experienced a stronger-than-expected demand for cordless products. Social distancing, work from home, remote learning, and other outgrowths of the pandemic stimulated a resurgence in voice traffic and propelled demand for cordless products, such unexpected surge in demand completely depleted retail and channel inventory. This forced vendors to invest heavily in expediting shipments and increasing demand, driving revenues to $13.8M, up 42% year over year and 10% on a sequential basis.

For the full year 2020, our cordless business generated revenues of $46.3 million, representing an increase of 5% year-over-year.

With the ongoing social distancing restrictions and the future dependency on hybrid forms of living, a greater emphasis is placed on our protected and native environment – our home. And the role of voice as the lowest common denominator for human interactions is irreplaceable. DSP Group, as the undisputed market leader in voice, is benefiting from the increased demand for voice centric products such as cordless products. Looking ahead to the first quarter, we expect the strong demand for cordless phones and other Voice centric products to continue as users upgrade and refine their home-office environment.

Now for an update on our outlook for the first quarter-

Taking into account the strong business momentum across our different product lines, the lean inventory situation at most of our customers, while taking into consideration the severe supply constraints, we expect our first quarter revenues to be in the range of $31 million to $33 million. The midpoint of this guidance range implies year-over-year revenue growth of 13%.

We expect that our IoAT Businesses to account for 60% - 63% of our first quarter revenues.

To summarize, the shift towards a voice-centric future is driving demand for DSP Group’s products and technologies. We are thrilled about our business momentum and we are confident that our leadership in voice, AI and IoT technologies and solutions will determine our future success, coming on the heels of a strong pipeline of design wins with a record number of new customers that are expected to contribute to solid performance and revenue growth this year.

Now, I would like to turn the call over to Dror, our Chief Financial Officer. Dror, the floor is yours.

Dror Levy:

Thank you Ofer, I will now review the income statement for the fourth quarter of 2020 from top to bottom. For each line item I will provide the US GAAP results as well as the equity based compensation expenses included in that line item and the expenses related to previous acquisitions.

●	Our revenues for the fourth quarter of 2020 were $31.9 million.

●

Gross margin for the quarter was 51.3%. Gross margin for the quarter included equity based compensation expenses in the amount of $0.1 million and amortization of intangible assets related to SoundChip acquisition in the amount of $0.1 million.

●	R&D expenses were $8.6 million, including equity based compensation expenses in the amount of $0.9 million.

●

Operating expenses for the quarter were $17.3 million, including equity based compensation expenses in the amount of $3.0 million and amortization expenses of intangible assets related to acquisitions of $0.6 million.

●	Operating expenses on a non-GAAP basis, excluding the items mentioned above were $13.7 million.

●

Financial expenses for the quarter were $0.3 million. Financial expenses for the quarter included $0.7 million of exchange rate differences related the accounting standard related to long term leases. These exchange rate differences were excluded from our non-GAAP results for the quarter. Financial income on non-GAAP basis was $0.4 million.

●

Tax expenses for the quarter was $0.1 million, tax expenses for the quarter included benefit from deferred taxes changes related to intangible assets and equity-based compensation expense in the amount of $0.3 million.

●

Net loss was $1.4 million, including equity based compensation expenses of $3.2 million, amortization expenses related to previous acquisitions of $0.7 million, exchange rate differences in the amount of $0.7 million and tax benefit related to deferred taxes in the amount of $0.3 million.

●	Non-GAAP net income, excluding the items I have just described, was $2.9 million.

●	GAAP loss per share for the quarter was $0.06.

●	The negative impact of equity based compensation expenses on EPS was $0.13.

●	The negative impact of the amortization of acquired intangible assets on the EPS was $0.03.

●	The negative impact of the exchange rate differences on the EPS was $0.03.

●	The positive impact of the changes in deferred tax assets was $0.01.

●	Non-GAAP diluted income per share, excluding the items I have just described, was $0.12.

Please see the Current Report on Form 8-K that we filed with the SEC this morning for a reconciliation of the non-GAAP presentation to the GAAP presentation.

Now to the Balance Sheet:

●	Accounts receivable at the end of the fourth quarter of 2020 decreased to $11.0 million, compared to $11.6 million at the end of the third quarter, representing a level of 31 days of sales.

●	Inventory increased from $8.2 million as of the end of the third quarter to $9.1 million, representing a level of 53 days.

●	Our cash and marketable securities increased by $8.4 million during the fourth quarter and were at a level of $128.6 million as of December 31, 2020.

●	Our cash and marketable securities position during the quarter was affected by the following:

●	$8.6 million of cash generated by operations

●	$0.3 million of cash was used for the purchase of property and equipment.

●	$0.2 million of cash provided by exercise of stock options, and;

●	$0.1 was the change and amortization of marketable securities.

Now, I would like to provide you with our projections for the first quarter of 2021:

Our first quarter of 2021 projections, including the impact of equity based compensation expenses and acquisition related amortization expenses, are as follows:

●	Revenues are expected to be in the range of $31 to $33 million.

●	We expect our gross margin to be in the range of 51% and 53%.

●	R&D expenses are expected to be in the range of $10 to $11 million.

●	Operating expenses are expected to be in the range of $18.0 to $19.5 million.

●	Financial income is expected to be in the range of $300,000 to $400,000.

●	Taxes on income are expected to be approximately 0.3 million on a non-GAAP basis.

●	Shares outstanding are expected to be approximately 25.5 million shares.

Our first quarter of 2021 projections include $0.4 million of amortization of intangible assets.

Our first quarter of 2021 projections also include the following amounts forecasted for equity based compensation expenses and intangible assets related to previous acquisitions:

●	Cost of goods sold includes $0.2 million,

●	R&D expenses include $1.0 to $1.2 million, and

●	S&M includes $0.7 to $0.9 million.

●	G&A includes $0.6 to $0.8 million.

And now I would like to open up the line for questions and answers.